                           MEMORANDUM OF UNDERSTANDING


This Memorandum of Understanding ("MOU") is entered into this 26th day of June, 2000 by and between MRV Communications, Inc., a corporation organized and existing under the laws of Delaware, U.S.A.("MRV"), and the remaining selling shareholders of FOCI as stated hereinbelow (individually, "Remaining Selling Shareholder" and collectively "Remaining Selling Shareholders"), represented by their attorneys-in-fact, Ronald Fu-Chang Wang and Steve Song-Fure Lin ("Attorneys-in-Fact"). MRV and Remaining Selling Shareholders are referred to herein individually as the "Party" and collectively as the "Parties".

WHEREAS, Fiber Optic Communications, Inc. (FOCI), MRV and certain Selling Shareholders, represented by Attorneys-in-Fact, have entered into a Stock Purchase Agreement ("SPA") on the 21st day of February, 2000, the Addendum to Stock Purchase Agreement on the 14th day of April, 2000 and the Addendum No. 2 to Stock Purchase Agreement on the 26th day of June, 2000 for purpose of stock purchase transaction;

WHEREAS, MRV, certain Selling Shareholders and the law firm of Baker & McKenzie, Taipei Office (the "Escrow Agent") having David Liou as its representative have entered into an Escrow Agreement (the "Escrow Agreement") on the 21st day of February, 2000, the Addendum to Escrow Agreement on the 14th day of April, 2000, and the Addendum No. 2 to Escrow Agreement on the 26th day of June, 2000;

WHEREAS, the Remaining Selling Shareholders referred to herein are the FOCI shareholders who did not enter into the aforesaid SPA and who represent approximately 2.845% of all FOCI shares;

WHEREAS, the Parties wish to execute this MOU for the purpose of the stock purchase transaction for such 2.845% of total FOCI shares.


The Parties hereto hereby agree as follows:

1. Subject to paragraph 2 and paragraph 3 below, the terms and conditions contained in the SPA, the Addendum to the SPA, the Addendum No. 2 to the SPA the Escrow Agreement, Addendum to the Escrow Agreement, and Addendum No. 2 to the Escrow Agreement will apply to the stock purchase transaction with the Remaining Selling Shareholders.

2. No cash consideration will be provided to the Remaining Selling Shareholders in exchange for the sale of their respective shares.

3. In principle, the Closing of this stock purchase transaction will only be executed if the shares of every and all the Remaining Selling Shareholders are collected and sold to MRV.

4. This Memorandum is intended as an expression of the Parties' mutual intentions with respect to the transaction contemplated herein and it does not contain all matters upon which agreement must be reached in order for such transaction to be consummated. However both parties agree to conclude a definitive agreement based on this MOU in due course.



MRV COMMUNICATIONS, INC.

/s/ Edmund Glazer
--------------------------------
By: Edmund Glazer
Title: Vice president & Chief Financial Officer



REMAINING SELLING SHAREHOLDERS

/s/ Ronald Fu-Chang Wang
--------------------------------
Represented by: Ronald Fu-Chang Wang


/s/ Steve Song-Fure Lun
--------------------------------
Represented by: Steve Song-Fure Lin